                                                                    EXHIBIT 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     As independent public accountants, we hereby consent to the use of our reports dated November 14, 1997 on the financial statements of the following businesses included in or made a part of this registration statement: Integrated Electrical Services, Inc.; BW Consolidated, Inc. and Subsidiaries; Houston-Stafford Electric, Inc. and Consolidated Entity; Mills Electrical Contractors, Inc. and Subsidiary; Muth Electric, Inc.; Amber Electric, Inc.; Daniel Electrical Contractors, Inc. and Daniel Electrical of Treasure Coast, Inc.; Pollock Electric Inc.; Thurman & O'Connell Corporation; Charles P. Bagby Company, Inc.; Summit Electric of Texas, Inc.; and Rodgers Electric Company, Inc.; and to all references to our firm included in this registration statement.


                                                ARTHUR ANDERSEN LLP

Houston, Texas

November 28, 1997